EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2015 Fourth Quarter and Full Year Results

STAMFORD, Conn., Dec. 9, 2015 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today filed its fiscal 2015 annual report on Form 10-K with the SEC and announced financial results for the fiscal 2015 fourth quarter and year ended September 30, 2015.

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

For the fiscal 2015 fourth quarter, Star reported a 24.8 percent decrease in total revenue to $167.2 million, compared with $222.4 million in the prior-year period. The top line decline was primarily due to a decrease in selling prices, in response to a decline in wholesale product costs, and slightly lower volume sold.

During the fiscal 2015 fourth quarter, Star's net loss increased by $19.5 million to a loss of $45.3 million due to a previously announced non-cash charge of $17.8 million related to a multi-employer pension plan and a charge of $7.3 million related to the redemption and refinancing of the Partnership's $125 million principal amount of 8.875 percent Senior Notes due 2017.

The Partnership's Adjusted EBITDA loss for the fiscal 2015 fourth quarter increased $0.7 million, to a loss of $23.1 million. Adjusted EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to pay distributions.

Fiscal Year Ended September 30, 2015 Compared to Fiscal Year Ended September 30, 2014

Star reported a 14.7 percent decrease in total revenue to $1.7 billion, versus $2.0 billion in the prior-year period, as additional sales provided by acquisitions were more than offset by the impact of lower selling prices in response to a decline in wholesale product costs. Home heating oil and propane volume rose by 6.1 percent, with acquisitions more than offsetting the impact of net customer attrition, conservation and other factors. Average temperatures in Star's geographic areas of operation for fiscal 2015 were approximately equal to the average temperatures in fiscal 2014 but 5.0 percent colder than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income increased by $1.5 million to $37.6 million in fiscal 2015 as the impact of higher home heating oil and propane margins and acquisitions was tempered by the aforementioned $17.8 million non-cash multiemployer pension plan charge and $7.3 million charge related to refinancing the Partnership's debt.

Adjusted EBITDA increased by $32.5 million, or 30.0 percent, to $140.5 million as the impact of higher home heating oil and propane per gallon margins and acquisitions more than offset higher operating and service costs largely attributable to the colder temperatures and numerous snow storms experienced during the second quarter of fiscal 2015.

"With fiscal 2015 behind us, it's clear Star Gas has again performed well even with a diverse set of weather conditions and operating challenges – ending the year with a record level of Adjusted EBITDA," said Steve Goldman, Star Gas Partners' Chief Executive Officer. "We saw a very cold second quarter, including numerous snow storms, but continued to improve per-gallon margins and keep attrition levels relatively low. We also successfully refinanced the Partnership's debt this year, resulting in lower interest expense going forward. For everything accomplished in 2015, I'm very proud of our team.

"Compared to the prior fiscal year, when Griffith was acquired, 2015 saw more moderate transaction activity; however, we completed three acquisitions that increased our footprint along the East Coast including, for the first time, propane operations in Georgia. We also expanded organically into Tennessee, another new market. We continue to operate the Partnership conservatively and always with a focus on increasing customer satisfaction, expanding and diversifying our service portfolio, and growing geographically. With this in mind, we look forward to the challenges – and opportunities – of fiscal 2016."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast Thursday, December 10, 2015, at 11:00 a.m. Eastern Time. The conference call dial-in number is 888-243-4451 or 412-542-4135 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2015. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
(in thousands)	2015	2014

ASSETS
Current assets
Cash and cash equivalents	$ 100,508	$ 48,999
Receivables, net of allowance of $6,713 and $9,220, respectively	89,230	123,800
Inventories	55,671	59,240
Fair asset value of derivative instruments	935	2,342
Current deferred tax assets, net	37,832	38,141
Prepaid expenses and other current assets	25,135	23,943
Total current assets	309,311	296,465

Property and equipment, net	68,123	67,419
Goodwill	211,045	209,331
Intangibles, net	107,317	100,783
Deferred charges and other assets, net	11,236	11,109
Total assets	$ 707,032	$ 685,107

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 25,322	$ 21,644
Fair liability value of derivative instruments	12,819	12,358
Current maturities of long-term debt	10,000	--
Accrued expenses and other current liabilities	107,745	102,934
Unearned service contract revenue	44,419	43,901
Customer credit balances	78,207	72,595
Total current liabilities	278,512	253,432

Long-term debt	90,000	124,572
Long-term deferred tax liabilities, net	21,524	25,181
Other long-term liabilities	27,110	8,677

Partners' capital
Common unitholders	312,713	296,968
General partner	(283)	(105)
Accumulated other comprehensive loss, net of taxes	(22,544)	(23,618)
Total partners' capital	289,886	273,245
Total liabilities and partners' capital	$ 707,032	$ 685,107

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(in thousands, except per unit data)	2015	2014	2015	2014
	(unaudited)	(unaudited)
Sales:
Product	$ 105,678	$ 163,441	$ 1,431,585	$ 1,734,475
Installations and services	61,483	58,921	242,706	227,249
Total sales	167,161	222,362	1,674,291	1,961,724
Cost and expenses:
Cost of product	72,514	135,465	977,631	1,349,432
Cost of installations and services	52,126	49,390	225,957	205,868
(Increase) decrease in the fair value of derivative instruments	13,943	11,227	4,187	6,566
Delivery and branch expenses	59,509	55,471	309,025	282,646
Depreciation and amortization expenses	6,351	6,599	24,930	21,635
General and administrative expenses	6,818	5,597	25,908	22,592
Multiemployer pension plan withdrawal charge	17,796	--	17,796	--
Finance charge income	(714)	(1,199)	(4,756)	(6,870)
Operating income (loss)	(61,182)	(40,188)	93,613	79,855
Interest expense, net	(3,292)	(3,530)	(14,059)	(16,854)
Amortization of debt issuance costs	(609)	(397)	(1,818)	(1,602)
Loss on redemption of debt	(7,345)	--	(7,345)	--
Income (loss) before income taxes	(72,428)	(44,115)	70,391	61,399
Income tax expense (benefit)	(27,102)	(18,287)	32,835	25,315
Net income (loss)	$ (45,326)	$ (25,828)	$ 37,556	$ 36,084
General Partner's interest in net income (loss)	(257)	(146)	212	203
Limited Partners' interest in net income (loss)	$ (45,069)	$ (25,682)	$ 37,344	$ 35,881

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.79)	$ (0.45)	$ 0.65	$ 0.62
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.06	0.05
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.79)	$ (0.45)	$ 0.59	$ 0.57

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,282	57,456	57,285	57,476

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	September 30,
(in thousands)	2015	2014

Net loss	$ (45,326)	$ (25,828)
Plus:
Income tax benefit	(27,102)	(18,287)
Amortization of debt issuance cost	609	397
Interest expense, net	3,292	3,530
Depreciation and amortization	6,351	6,599
EBITDA	(62,176)	(33,589)

(Increase) / decrease in the fair value of derivative instruments	13,943	11,227
Multiemployer pension plan withdrawal charge	17,796	--
Loss on redemption of debt	7,345	--
Adjusted EBITDA	(23,092)	(22,362)

Add / (subtract)
Income tax benefit	27,102	18,287
Interest expense, net	(3,292)	(3,530)
Multiemployer pension plan withdrawal charge	(17,796)	--
Provision for losses on accounts receivable	(1,324)	(1,348)
Decrease in accounts receivables	47,871	91,047
Increase in inventories	(8,365)	(10,649)
Increase in customer credit balances	30,587	41,155
Change in deferred taxes	(12,699)	(8,393)
Change in other operating assets and liabilities	1,690	(14,305)
Net cash provided by operating activities	$ 40,682	$ 89,902

Net cash used in investing activities	$ (24,301)	$ (2,997)

Net cash used in financing activities	$ (38,521)	$ (45,021)

Home heating oil and propane gallons sold	21,100	22,200
Other petroleum products	25,300	26,000
Total all products	46,400	48,200

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Twelve Months Ended
	September 30,
(in thousands)	2015	2014

Net income	$ 37,556	$ 36,084
Plus:
Income tax expense	32,835	25,315
Amortization of debt issuance cost	1,818	1,602
Interest expense, net	14,059	16,854
Depreciation and amortization	24,930	21,635
EBITDA	111,198	101,490

(Increase) / decrease in the fair value of derivative instruments	4,187	6,566
Multiemployer pension plan withdrawal charge	17,796	--
Loss on redemption of debt	7,345	--
Adjusted EBITDA	140,526	108,056

Add / (subtract)
Income tax expense	(32,835)	(25,315)
Interest expense, net	(14,059)	(16,854)
Multiemployer pension plan withdrawal charge	(17,796)	--
Provision for losses on accounts receivable	3,738	7,514
Decrease in accounts receivables	30,141	12,771
Decrease in inventories	4,326	14,057
Increase (decrease) in customer credit balances	3,992	(2,433)
Change in deferred taxes	(4,101)	658
Change in other operating assets and liabilities	22,921	(3,299)
Net cash provided by operating activities	$ 136,853	$ 95,155

Net cash used in investing activities	$ (30,385)	$ (107,318)

Net used in financing activities	$ (54,959)	$ (23,895)

Home heating oil and propane gallons sold	382,800	361,000
Other petroleum products	101,400	85,900
Total all products	484,200	446,900

CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or
         cwitty@darrowir.com